Exhibit 99.1

RTI INTERNATIONAL METALS, INC. REORGANIZES FINANCIAL AND

RISK MANAGEMENT FUNCTIONS TO MEET GROWTH NEEDS

Moves include New CFO and Establishment of

Chief Risk Officer to Oversee Risk Management Activities

PITTSBURGH — June 25, 2014 — RTI International Metals, Inc. (NYSE:RTI), a leading vertically integrated global supplier of advanced titanium and specialty metals products and services, announced today a reorganization of its financial and risk management activities to meet needs created by the Company’s continuing strategic growth and operational diversification.

The moves include the naming of a new Chief Financial Officer to RTI’s executive team, as well as the creation of a new department that consolidates enterprise risk management under an executive-level Chief Risk Officer, a new designation for RTI.

Under the reorganization, effective July 1, 2014, Michael G. McAuley joins RTI as Senior Vice President and Chief Financial Officer with responsibility for all financial operations including accounting and financial reporting, treasury, investor relations, tax and corporate development. Current Senior Vice President Bill Hull becomes RTI’s first Chief Risk Officer after seven years as the company’s CFO. His responsibilities in this new role include enterprise-wide risk management activities, internal audit, and business acquisition integration. Both McAuley and Hull will report to Dawne S. Hickton, Vice Chair, President and CEO of RTI.

McAuley brings to RTI 25 years of experience in a broad range of financial management responsibilities for public companies. From 2004 to 2012 he held positions including Vice President and Treasurer, and Vice President and Segment Controller at Goodrich Corporation, an aerospace and defense company acquired by United Technologies Corporation in July 2012. Prior to joining Goodrich, McAuley spent more than 16 years at Air Products and Chemicals, Inc., in corporate and divisional financial management positions that included investor relations, controller, financial analyst and auditor.

CEO Comment

“RTI is a vastly different company today from seven years ago when I began as CEO. This reorganization sharpens our focus and adds required resources to meet the expanding financial and risk management needs of our organization as we continue to execute on our strategic plan and grow our business,” Dawne S. Hickton, Vice Chair, President and CEO of RTI, said. “It will provide us with enhanced control of RTI’s financial and operating processes, improved resource allocation, and better execution throughout the organization, all of which play major roles in our performance. I am very pleased that RTI will have the new talents of Mike McAuley and the continuing skills and abilities of Bill Hull to meet our needs as we move forward.”

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metals products and services to commercial aerospace, defense, energy, medical device and other customers. For more than 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, formed and 3D-printed parts, and highly engineered precision-machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, Pa., RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Contact

RTI International Metals, Inc.

Dan Crookshank,

Director – Investor Relations

412-893-0084

dcrookshank@rtiintl.com